Exhibit 4.4

Execution Version
AMENDMENT NO. 3 TO
TERM LOAN AGREEMENT

This AMENDMENT NO. 3 TO TERM LOAN AGREEMENT (this “Amendment”), dated as of October 14, 2020, is by and among XHR LP, a Delaware limited partnership (the “Borrower”), the other Loan Parties party hereto, PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as administrative agent (the “Administrative Agent”) for the Lenders, and the Lenders party hereto (collectively constituting the Required Lenders).
PRELIMINARY STATEMENTS:
(1) The Borrower, the Lenders, the Administrative Agent and the other financial institutions party thereto entered into that certain Term Loan Agreement dated as of August 21, 2018, as amended by Amendment No. 1 to Term Loan Agreement dated as of June 30, 2020 and Amendment No. 2 to Term Loan Agreement dated as of July 30, 2020 (the “Credit Agreement”, and as further amended by this Amendment, the “Amended Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Amended Credit Agreement;
(2) The Administrative Agent, the Borrower and certain Lenders party to the Credit Agreement wish to amend the Credit Agreement to address certain changes to the terms thereof as set forth below; and
(3) The Borrower, the Administrative Agent and the Lenders party hereto, collectively constituting the Required Lenders, have agreed pursuant to Section 9.02 of the Credit Agreement to amend the Credit Agreement on the terms and subject to the conditions hereinafter set forth.
SECTION 1.Amendments to the Credit Agreement. The Credit Agreement is, upon the occurrence of the Amendment Effective Date (as defined in Section 4 below), hereby amended as follows:
(a)Section 1.01 of the Credit Agreement is amended by restating the following definitions in their entirety to read as follows:
““Covenant Compliance Date” shall mean the earlier of (i) the date on which the Borrower delivers a compliance certificate in accordance with Section 5.01(d) demonstrating compliance with the financial covenants set forth in Section 6.12 (as modified as of the Amendment Effective Date and thereafter) for the fiscal quarter ending March 31, 2022 and (ii) the date the Borrower shall, in its sole discretion, deliver both (a) a compliance certificate in accordance with Section 5.01(d) with respect to any fiscal quarter ending after the Amendment Effective Date but prior to March 31, 2022 reflecting compliance with the financial covenants in effect from and after the Covenant Waiver Period and (b)

written notice to the Administrative Agent electing to terminate the Covenant Waiver Period concurrently with the delivery of such compliance certificate.
“Covenant Waiver Period” shall mean the period commencing with the fiscal quarter ending June 30, 2020 and ending on the earlier of (i) the date the Borrower shall be required to deliver the compliance certificate to be delivered with respect to the fiscal quarter ending March 31, 2022 in accordance with Section 5.01(d) and (ii) the Covenant Compliance Date.
“Permitted Capital Markets Indebtedness” means any Debt Issuance pursuant to any debt capital markets transaction (other than convertible debt securities), including any issuance of one or more series of secured or unsecured notes pursuant to public or 144a private placements or other substantially similar placements of Indebtedness; provided that (a) such Indebtedness (i) shall be either (x) unsecured or (y) secured only by the Covenant Waiver Period Collateral, to the extent securing the Obligations, and on a pari passu or junior basis with the Covenant Waiver Period Collateral securing the Obligations (including any additional collateral granted to secure the Obligations prior to such Debt Issuance) and subject to the Intercreditor Agreement or, in the case of junior lien Permitted Capital Markets Indebtedness, a customary junior lien intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent, provided that any such pari passu secured Indebtedness shall not exceed the aggregate principal amount of $600,000,000 (including, without limitation, $300,000,000 of Permitted Capital Markets Indebtedness consisting of the 6.375% Senior Secured Notes due 2025 initially issued pursuant to the indenture dated August 18, 2020), (ii) shall have no guarantors or obligors other than the Guarantors and the Borrower party to the Loan Documents, and (iii) shall not have any scheduled amortization or mature prior to the 6-month anniversary of the maturity date of the KeyBank 2017 Credit Agreement, and (b) the Net Cash Proceeds of such Indebtedness shall be applied, subject to the Intercreditor Agreement, in accordance with Section 2.11(b).
“Permitted Variations Period” means the period commencing with the final fiscal quarter occurring during the Covenant Waiver Period (which shall in no event be later than the fiscal quarter ending March 31, 2022) and ending on the earlier of (i) the date on which the Borrower delivers a compliance certificate in accordance with Section 5.01(d) demonstrating compliance with the financial covenants set forth in Section 6.12 (as modified as of the Amendment Effective Date) for the fiscal quarter ending March 31, 2023 and (ii) the date the Borrower shall, in its sole discretion, deliver both (a) a compliance certificate in accordance with Section 5.01(d) with respect to any fiscal quarter ending after the Covenant Waiver Period but prior to March 31, 2023 reflecting compliance with the financial covenants without giving effect to the Permitted Variations and (b) written notice by the Borrower to the Administrative Agent electing to terminate the Permitted Variations Period concurrently with the delivery of such compliance certificate.”
(b)Section 1.01 of the Credit Agreement is amended by inserting the following new definitions in the appropriate order:
““Additional Senior Secured Notes” means any senior secured notes offered and issued by the Borrower that (x) constitute “Permitted Capital Markets Indebtedness” and (y) are in addition to the $300,000,000 of 6.375% Senior Secured Notes due 2025 issued pursuant to the indenture dated August 18, 2020.
“Allocated Amount” has the meaning assigned to it in Section 2.11(c).
“Third Amendment Effective Date” means the effective date of Amendment No. 3 to Term Loan Agreement, dated as of October 14, 2020, by and among the Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.”
(c)Section 2.11(b) of the Credit Agreement is hereby amended to replace each reference therein to “Applicable Percentage” with “Allocated Amount”.
(d)Section 2.11(c) of the Credit Agreement is restated in its entirety to read as follows:
“(c)    Notice; Manner of Payment. Upon the occurrence of any Mandatory Prepayment Event, the Borrower shall promptly deliver notice thereof to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Unless otherwise agreed by the Borrower and the Required Lenders after the Amendment Effective Date, “Allocated Amount” shall mean the amount that is required to be applied to a prepayment of the Loans as set forth below in this subsection (c) with respect to the specified Mandatory Prepayment Event.
Unless otherwise agreed by the Borrower and the Required Lenders after the Amendment Effective Date, the Net Cash Proceeds of any Mandatory Prepayment Event shall be applied to the prepayment of the loans under the Credit Facilities as follows:
(a)    if the aggregate Revolving Credit Exposure (as defined in the JPM Credit Agreement or any substantially similar term defined in any Permitted Refinancing Indebtedness in respect thereof) immediately prior to the application of such Net Cash Proceeds on the applicable Net Cash Proceeds Receipt Date is equal to or less than $350,000,000, (i) until the loans (if any) under the Wells Fargo Credit Agreement and the KeyBank 2015 Credit Agreement have been repaid in full on the Third Amendment Effective Date, 100% of such Net Cash Proceeds shall be applied to the loans outstanding under the Wells Fargo Credit

Agreement and the KeyBank 2015 Credit Agreement, on a pro rata basis, and (ii) thereafter, 50% of such Net Cash Proceeds shall be applied to the prepayment of any revolving credit loans under the JPM Credit Agreement (without any corresponding reduction of the commitments thereunder, and without any requirement to apply any amount to the Loans or the loans outstanding under each of the other Credit Facilities) until the outstanding amount of such revolving credit loans is reduced to zero, with any remaining portion of such Net Cash Proceeds being retained by the Borrower; and
(b)    if the aggregate Revolving Credit Exposure (as defined in the JPM Credit Agreement or any substantially similar term defined in any Permitted Refinancing Indebtedness in respect thereof) immediately prior to the application of such Net Cash Proceeds on the applicable Net Cash Proceeds Receipt Date is greater than $350,000,000, (i) until the loans (if any) outstanding under the Wells Fargo Credit Agreement and the KeyBank 2015 Credit Agreement have been repaid in full on the Third Amendment Effective Date, 100% of such Net Cash Proceeds shall be applied to the loans outstanding under the Wells Fargo Credit Agreement and the KeyBank 2015 Credit Agreement, on a pro rata basis, and (ii) thereafter, 100% of such Net Cash Proceeds shall be applied on a pro rata basis to Loans and the loans outstanding under each of the other Credit Facilities (without a corresponding permanent reduction of the commitments under the JPM Credit Agreement);
provided that, notwithstanding the foregoing, if (i) the aggregate Net Cash Proceeds received from the incurrence of all Indebtedness secured by a Lien on any Unencumbered Property after the Amendment Effective Date exceeds $250,000,000 (such Net Cash Proceeds in excess of $250,000,000, the “Excess Lien Proceeds”) or (ii) the aggregate Net Cash Proceeds received from all Asset Dispositions after the Amendment Effective Date exceeds $500,000,000 (such Net Cash Proceeds in excess of $500,000,000, the “Excess Sale Proceeds”), then, in each case, 100% of such Excess Lien Proceeds and Excess Sale Proceeds shall be applied first only to the prepayment of the Loans and the term loans outstanding under the other Credit Facilities (and not to revolving credit loans under the JPM Credit Agreement) on a pro rata basis until such term loans are paid in full and thereafter to the prepayment of any revolving credit loans under the JPM Credit Agreement (without any corresponding reduction of the commitments thereunder).
In addition, notwithstanding anything to the contrary herein, the Borrower may apply a portion of the Net Cash Proceeds otherwise required to make prepayments pursuant to Section 2.11(b)(iii) to repay a ratable portion of Permitted Capital Markets Indebtedness that is secured by liens on a pari passu basis with the Obligations in respect of which a prepayment (or offer of prepayment) is required to be made with such Net Cash Proceeds pursuant to the terms of such Permitted Capital Markets Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Loans, the outstanding loans under the other Credit Facilities and the outstanding Permitted Capital Markets Indebtedness at such time).
Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 2.16.”
(e)Section 6.12(a) of the Credit Agreement is restated in its entirety to read as follows:
“(a)    Leverage Ratio. The ratio of Total Indebtedness as of such date to Consolidated EBITDA for the period of four (4) consecutive quarters then ended (subject to Section 6.12(h)) (the “Leverage Ratio”), commencing with the final fiscal quarter occurring during the Covenant Waiver Period (which shall in no event be later than the fiscal quarter ending March 31, 2022) to exceed 6.0 to 1.0; provided that the Leverage Ratio may exceed 6.0 to 1.0 during the Permitted Variations Period (which shall in no event be later than the fiscal quarter ending March 31, 2023), so long as the Leverage Ratio does not exceed (i) 8.50 to 1.00 as at the end of the final fiscal quarter occurring during the Covenant Waiver Period (which shall in no event be later than the fiscal quarter ending March 31, 2022) and the next fiscal quarter thereafter, (ii) 8.00 to 1.00 as at the end of each of the subsequent two fiscal quarters thereafter, (iii) 7.50 to 1.00 as at the end of the subsequent fiscal quarter thereafter (which shall in no event be later than the fiscal quarter ending March 31, 2023) (each of the foregoing clauses (i) – (iii), a “Permitted Leverage Variation”); provided further that (x) the Leverage Ratio may exceed 6.0 to 1.0 following a Major Acquisition so long as (A) the Leverage Ratio does not exceed 6.0 to 1.0 as of the end of more than two (2) consecutive fiscal quarters following such Major Acquisition and (B) the Leverage Ratio does not exceed 6.5 to 1.0 as of any such date of determination and (y) for purposes of calculating the Leverage Ratio, not more than 25% of the aggregate Consolidated EBITDA may be attributable to assets consisting of investments in Investment Affiliates, income-producing Real Estate Assets other than hotels or similar hospitality properties, Development Properties, Unimproved Land, Real Estate Assets undergoing Major Renovations, and Mortgage Notes receivable.”
(f)Section 6.12(d) of the Credit Agreement is restated in its entirety to read as follows:
“(d)    Fixed Charge Coverage Ratio. Commencing with the final fiscal quarter occurring during the Covenant Waiver Period (which shall in no event be later than the fiscal quarter ending March 31, 2022), for any period of four consecutive fiscal quarters of the Borrower then ended (subject to Section 6.12(h)), the ratio of Consolidated EBITDA for such period to Consolidated Fixed Charges for such period to be less than 1.50 to 1.0.”

(g)Section 6.12(f) of the Credit Agreement is restated in its entirety to read as follows:
“(f)    Unsecured Interest Coverage Ratio. Commencing with the final fiscal quarter occurring during the Covenant Waiver Period (which shall in no event be later than the fiscal quarter ending March 31, 2022), the ratio of Unencumbered Adjusted Net Operating Income for any period of four consecutive fiscal quarters of the Company then ended to Unsecured Interest Expense for such period (subject to Section 6.12(h)) to be less than 2.0 to 1.0; provided that such ratio may be less than 2.0 to 1.0 during the Permitted Variations Period, so long as such ratio is not less than 1.60 to 1.0 (the “Permitted Unsecured Interest Coverage Variation” and, together with the Permitted Leverage Variation, the “Permitted Variations”).”
(h)Section 6.12(h) of the Credit Agreement is restated in its entirety to read as follows:
“(h)    Annualized Calculations. For the period commencing with the final fiscal quarter occurring during the Covenant Waiver Period (which shall in no event be later than the fiscal quarter ending March 31, 2022) and the next two fiscal quarters thereafter, for the purposes of calculating the Leverage Ratio, Fixed Charge Coverage Ratio, and Unsecured Interest Coverage Ratio described in the foregoing clauses (a), (d), and (f), “Consolidated EBITDA” and “Unencumbered Adjusted Net Operating Income” shall be determined on an annualized basis as follows:
(i)    For the final fiscal quarter occurring during the Covenant Waiver Period (which shall in no event be later than the fiscal quarter ending March 31, 2022), “Consolidated EBITDA” and “Unencumbered Adjusted Net Operating Income” shall be calculated using the one (1) fiscal quarter then ended multiplied by four (4);
(ii)    For the next fiscal quarter thereafter, “Consolidated EBITDA” and “Unencumbered Adjusted Net Operating Income” shall be calculated using the two (2) fiscal quarters then ended multiplied by two (2);
(iii)    For the next fiscal quarter thereafter, “Consolidated EBITDA” and “Unencumbered Adjusted Net Operating Income” shall be calculated using the three (3) fiscal quarters then ended multiplied by four-thirds (4/3); and
(iv)    Thereafter, “Consolidated EBITDA” and “Unencumbered Adjusted Net Operating Income” shall be calculated using the four (4) fiscal quarters then ended.

Notwithstanding that the Borrower shall make such calculations on an annualized basis for purposes of determining compliance with such financial covenants, the Borrower shall also provide calculations of such financial covenants using “Consolidated EBITDA” and “Unencumbered Adjusted Net Operating Income” for the four (4) fiscal quarters then ended in its compliance certificate delivered pursuant to Section 5.01(d).”
SECTION 2.Representations and Warranties. In order to induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants that:
(a)    the execution, delivery and performance by each Loan Party of this Amendment are within each Loan Party’s corporate, partnership, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action. This Amendment has been duly executed and delivered by each Loan Party party hereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(b)    the entry by each Loan Party into this Amendment (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company, the Borrower or any of its Subsidiaries or any order, judgment or decree of any Governmental Authority, in each case to the extent such violation of applicable law or regulation or such violation of the charter, by-laws or other organizational documents of a Subsidiary could reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company, the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company, the Borrower or any of its Subsidiaries, in each case to the extent that such violation or default could reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Company, the Borrower or any of its Subsidiaries (other than Liens arising under the Loan Documents);
(c)    there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Company, the Borrower or any of its Subsidiaries that involve this Amendment;
(d)    the representations and warranties of the Borrower set forth in Article III of the Amended Credit Agreement are and shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of the Amendment Effective

Date (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) as of such earlier date); and
(e)    no Default or Event of Default has occurred and is continuing, or would result from the entering into of this Amendment by any Loan Party.
SECTION 3.Reaffirmation of Guaranty. Each of the undersigned Guarantors has read this Amendment and consents to the terms hereof and further hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of such Guarantor under each of the Loan Documents to which such Guarantor is a party shall not be impaired and each of the Loan Documents to which such Guarantor is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.
The Company hereby acknowledges and agrees that the “Guarantied Obligations” under, and as defined in, the Parent Guaranty dated as of August 21, 2018, by the Company in favor of the Administrative Agent (the “Parent Guaranty”) will include all Obligations under, and as defined in, the Amended Credit Agreement.
Each of the undersigned Subsidiary Guarantors hereby acknowledges and agrees that the “Guarantied Obligations” under, and as defined in, the Subsidiary Guaranty dated as of August 21, 2018, as supplemented by the Joinders thereto, by the Subsidiary Guarantors in favor of the Administrative Agent (the “Subsidiary Guaranty”, and together with the Parent Guaranty, the “Guaranties”) will include all Obligations under, and as defined in, the Amended Credit Agreement.
SECTION 4.Conditions of Effectiveness. This Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which, and only if, each of the following conditions precedent shall have been satisfied (or waived by the Required Lenders):
(a)    The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, counterparts of this Amendment executed by each of the Loan Parties, the Lenders collectively comprising at least the Required Lenders and the Administrative Agent.
(b)    All loans and other obligations owing by the Borrower under the KeyBank 2015 Credit Agreement and the Wells Fargo Credit Agreement shall have been, or substantially concurrently with the Amendment Effective Date shall be, paid in full.
(c)    Since September 28, 2020 and on or prior to the Amendment Effective Date, the Borrower and its Subsidiaries shall have received Net Cash Proceeds in an aggregate amount of no less than $95,000,000 from one or more Asset Dispositions, issuances of Equity Interests, Debt Issuances (including any issuance of Additional Senior Secured Notes (as defined in Section 1)) and/or other Mandatory Prepayment Events.

(d)    The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, an amendment to each of the KeyBank 2017 Credit Agreement and the JPM Credit Agreement, it being understood that, in each case, any such amendment that is in substantially the same form as this Amendment or otherwise substantially consistent with the summary of amendment terms previously approved by the Administrative Agent shall be deemed satisfactory.
(e)    The Administrative Agent shall have received a certificate of a Secretary or an Assistant Secretary of the Borrower certifying (i) as to the resolutions authorizing the transactions contemplated by this Amendment, (ii) that there have been no amendments to the formation documents of the Borrower since June 30, 2020, or, if there have been any amendments, attaching copies of such amendments, and (iii) that there have been no changes to the incumbency of officers authorized to execute this Amendment since June 30, 2020, or, if there have been any changes, certifying as to any such changes.
(f)    The Borrower shall have paid to the Administrative Agent for the benefit of each Lender that executes and delivers a signature page to this Amendment on or prior to the Amendment Effective Date (each, a “Consenting Lender”) a consent fee in an amount equal to 0.10% of the outstanding principal amount of each Consenting Lender’s Loans.
(g)    To the extent invoiced to the Borrower at least one (1) Business Day prior to the Amendment Effective Date, all of the reasonable out-of-pocket expenses of the Administrative Agent (including the reasonable fees and expenses of one firm of counsel for the Administrative Agent) due and payable on the Amendment Effective Date shall have been paid in full.
SECTION 5.Reference to and Effect on the Credit Agreement, the Notes and the other Loan Documents. (a) This Amendment is a Loan Document. On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.
(b)    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
(c)    This Amendment shall not extinguish the obligations for the payment of money outstanding under the Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement, which shall remain in full force and effect, except to any extent modified by this Amendment. Nothing implied in this Amendment or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties from the Loan Documents, as modified by this Amendment.

SECTION 6.Ratification. Except as modified by this Amendment and the transactions contemplated hereby, the Credit Agreement and each of the other Loan Documents (including the Collateral Documents) are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Except as expressly provided in this Amendment, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents.
SECTION 7.Costs and Expenses. The Borrower agrees to pay, promptly after receipt of a demand therefore, all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of one firm of counsel for the Administrative Agent) in accordance with the terms of Section 9.03 of the Credit Agreement.
SECTION 8.Execution in Counterparts. This Amendment may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
SECTION 9.Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
[Balance of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
XHR LP

By:    XHR GP, Inc.,
its general partner

By: /s/ Taylor C. Kessel
    Name: Taylor C. Kessel
Title: Senior Vice President, General Counsel and Secretary

[Signature Page – Amendment No. 3 to XHR Term Loan Agreement (PNC)]
DB1/ 116431495.4

Execution Version
PARENT GUARANTOR:

XENIA HOTELS & RESORTS, INC.,
as a Guarantor

By: /s/ Taylor C. Kessel
Name: Taylor C. Kessel
Title: Senior Vice President, General Counsel     and Secretary

Execution Version
SUBSIDIARY GUARANTORS:

IA LODGING KEY WEST, L.L.C.
IA LODGING SALT LAKE CITY, L.L.C.
IA LODGING ALEXANDRIA KING, L.L.C.
IA LODGING NAPA SOLANO, L.L.C.
IA LODGING SAN DIEGO, L.L.C.
IA LODGING SAVANNAH BARNARD, L.L.C.
IA LODGING CHICAGO WABASH, L.L.C.
XHR BOSTON COMMONWEALTH LLC
XHR PORTLAND LLC
XHR SANTA BARBARA LLC
XHR ORLANDO CYPRESS LLC
XHR PHOENIX PALMS LLC
XHR SCOTTSDALE RANCH LLC
XHR CARLSBAD LLC
XHR PITTSBURGH MARKET LLC
IA LODGING CELEBRATION, L.L.C.
IA LODGING SAVANNAH, L.L.C.
XHR CHARLESTON MEETING LLC
XHR MOUNTAIN BROOK LLC
IA LODGING SANTA CLARA, L.L.C.
IA LODGING NEW ORLEANS, L.L.C.
IA LODGING CHARLESTON LEE, L.L.C.
XHR DENVER CURTIS LLC
XHR ATLANTA PEACHTREE LLC
IA LODGING DENVER CHAMPA, L.L.C.
XHR PORTLAND OCC LLC, each as a Guarantor

By:    XHR LP, the sole member of each of the foregoing limited liability companies

By:    XHR GP, Inc., its general partner

By: /s/ Taylor C. Kessel
Name: Taylor C. Kessel
Title: Senior Vice President, General Counsel and Secretary

IA LODGING DALLAS AKARD GP, L.L.C.
IA LODGING DALLAS AKARD LP, L.L.C.
IA LODGING AUSTIN ARBORETUM GP, L.L.C.
IA LODGING AUSTIN ARBORETUM LP, L.L.C.
IA LODGING WOODLANDS GP, L.L.C.
IA LODGING WOODLANDS LP, L.L.C.
IA LODGING HOUSTON GALLERIA GP, L.L.C.
IA LODGING HOUSTON GALLERIA LP, L.L.C.
IA LODGING HOUSTON OAKS GP, L.L.C.
IA LODGING HOUSTON OAKS LP, L.L.C., each as a Guarantor

By:    XHR LP, the sole member of each of the foregoing limited liability companies

By:    XHR GP, Inc., its general partner

By: /s/ Taylor C. Kessel
    Name: Taylor C. Kessel
Title: Senior Vice President, General Counsel and Secretary

[Signature Page – Amendment No. 3 to XHR Term Loan Agreement (PNC)]
DB1/ 116431495.4

IA LODGING AUSTIN ARBORETUM LP, as a Guarantor

By:    IA Lodging Austin Arboretum GP, L.L.C., its general partner
By:    XHR LP, its sole member
By:    XHR GP, Inc., its general partner

By: /s/ Taylor C. Kessel
    Name: Taylor C. Kessel
Title: Senior Vice President, General Counsel and Secretary

IA LODGING WOODLANDS LP, as a Guarantor

By:    IA Lodging Woodlands GP, L.L.C., its general partner
By:    XHR LP, its sole member
By:    XHR GP, Inc., its general partner

By: /s/ Taylor C. Kessel
    Name: Taylor C. Kessel
Title: Senior Vice President, General Counsel and Secretary

IA LODGING DALLAS AKARD LP, as a Guarantor

By:    IA Lodging Dallas Akard GP, L.L.C., its general partner
By:    XHR LP, its sole member
By:    XHR GP, Inc., its general partner

By: /s/ Taylor C. Kessel
    Name: Taylor C. Kessel
Title: Senior Vice President, General Counsel and Secretary
IA LODGING HOUSTON GALLERIA LP, as a Guarantor
[Signature Page – Amendment No. 3 to XHR Term Loan Agreement (PNC)]
DB1/ 116431495.4

By:    IA Lodging Houston Galleria GP, L.L.C., its general partner
By:    XHR LP, its sole member
By:    XHR GP, Inc., its general partner

By: /s/ Taylor C. Kessel
    Name: Taylor C. Kessel
Title: Senior Vice President, General Counsel and Secretary

IA LODGING HOUSTON OAKS LP, as a Guarantor

By:    IA Lodging Houston Oaks GP, L.L.C., its general partner
By:    XHR LP, its sole member
By:    XHR GP, Inc., its general partner

By: /s/ Taylor C. Kessel
    Name: Taylor C. Kessel
Title: Senior Vice President, General Counsel and Secretary

[Signature Page – Amendment No. 3 to XHR Term Loan Agreement (PNC)]
DB1/ 116431495.4

ADMINISTRATIVE AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

By: /s/ Andrew T. White
Name: Andrew T. White
Title: Senior Vice President

Execution Version
WELLS FARGO BANK, N.A., as a Lender

By: /s/ Shahin Shariff
    Name: Shahin Shariff
    Title: Vice President

Execution Version
BANK OF AMERICA, N.A., as a Lender

By: /s/ Jack Redhead
    Name: Jack Redhead
    Title: Senior Vice President

REGIONS BANK, as a Lender

By: /s/ Ghi S. Gavin
    Name: Ghi S. Gavin
    Title: Senior Vice President

[Signature Page – Amendment No. 3 to XHR Term Loan Agreement (PNC)]
DB1/ 116431495.4